Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation on Form S-3 (File No. 333-141405) and on Form S-8 (File No. 333-151306) of our report dated March 16, 2009, with respect to our audits of the consolidated financial statements of Towerstream Corporation as of December 31, 2008 and 2007 and for the years then ended which report is included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2008.

/s/ Marcum & Kliegman, LLP
New York, New York
March 16, 2009